Exhibit 14.2

MAGSTAR TECHNOLOGIES, INC.

Code of Ethics for Senior [Financial] Executives

In my role as a senior [finance] executive of MagStar Technologies, Inc. (the “Company”), I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1.                                       I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.                                       I provide MagStar Technologies, Inc. with information that is accurate, complete, objective, relevant, timely and understandable.

3.                                       I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4.                                       I provide full, fair, accurate, timely and understandable disclosure in reports and documents the Company files, or submits, to the SEC and in its other public communications.

5.                                       I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgement to be subordinated.

6.                                       I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

7.                                       I share knowledge and maintain skills important and relevant to Company's needs.

8.                                       I proactively promote ethical behavior as a responsible manager within the Company.

9.                                       I achieve responsible use of and control over all assets and resources employed or entrusted to me.

10.                                 I promptly report violations of this Code of Ethics or MagStar Technologies, Inc. general Code of Ethics and Business Conduct to Lisa Strachota or to a member of the Board of Directors.

11.                                 I accept responsibility for adherence to this Code of Ethics and MagStar Technologies, Inc. Code of Ethics and Business Conduct, and acknowledge I will be held accountable to such adherence by other senior managers of MagStar Technologies, Inc. and by its Board of Directors.

Date:

Signature

Name (please print)